Exhibit 99.1
News Release
For Immediate Release
Novelis Reports Results for Second Quarter of Fiscal Year 2008
Company Shows Operational Improvements Year Over Year
ATLANTA, Nov. 12, 2007 — Novelis Inc., a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), has reported its financial results for the second quarter of fiscal year 2008, which ended on September 30, 2007. (Novelis changed its fiscal year end from December 31 to March 31 following its acquisition by Hindalco on May 15, 2007.)
Total rolled products shipments in the quarter increased to 747 kilotonnes (kt) compared with 737 kt in the corresponding period of 2006. Novelis incurred a pre-tax loss of US$23 million on sales of $2,821 million, compared with the prior-year period when it incurred a pre-tax loss of $154 million on sales of $2,494 million.
The $131 million increase in pre-tax earnings reflects significant underlying operational improvement despite difficult market conditions in North America and Asia. This increase is due to a number of positive business factors, including the following:
•	The company’s exposure to customer contracts with metal price ceilings was reduced by $44 million, net of hedges, compared with the prior-year period.

•	Product mix improvements, price increases, and volume increases primarily in Europe and South America, benefited net sales by approximately $22 million compared with the prior-year period.

•	The company realized a $29 million improvement in metal price lag over the prior-year period, largely as a result of better risk management. Metal price lag negatively impacted pre-tax earnings by $4 million in the quarter ended September 30, 2007, compared with $33 million in the prior-year period. (Metal price lag is a timing difference on the pass-through to customers of changing aluminum prices.)

•	Corporate selling, general and administrative (SG&A) expenses were reduced by $17 million, driven by streamlining of corporate staff and unusual items related to financial reporting requirements and executive changes in the prior year.

•	The company reversed $21 million of reserves ($15 million net of tax) relating to previously disputed applications of social contribution tax credits as a result of a favorable Superior Court ruling in Brazil.

•	Improved operational performance was partially offset by higher input and operational costs in the current quarter compared with the prior-year period.

In addition to these items, pre-tax earnings during the quarter ended September 30, 2007, were impacted by certain income and expense items associated with fair value adjustments recorded at the date of acquisition. The net pre-tax impact of these items was a benefit of $29 million primarily driven by the amortization of accruals related to unfavorable contracts (recorded at fair value at the date of acquisition) partially offset by higher depreciation and amortization.
Martha Brooks, President and Chief Operating Officer of Novelis, said, “During the second quarter, further improvements in Novelis’ business operations enabled us to achieve an increase in pre-tax results despite soft conditions in the North American marketplace. While the effect of these improvements was partially offset by increased input and operating costs, our financial performance also benefited from stronger risk management capabilities, and in particular, our ability to manage our metal price volatility in a more effective manner.
“Market conditions in North America and Asia were challenging, primarily related to the transportation and housing sectors in North America and strong competition from Chinese manufacturers in Asia; however, we continued to see very strong demand for our products in South America and Europe. Demand for the aluminum beverage can, a market in which we have a strong global position, is growing strongly on three continents.”
For the three months ended September 30, 2007, Novelis reported net income of $13 million, compared with the corresponding period of 2006 when it incurred a net loss of $102 million. Included in net income of $13 million for the second quarter of fiscal year 2008 is $36 million of income tax benefit. Significant tax items in the quarter included:
•	$27 million of tax expense related to exchange translation and re-measurement items;

•	$19 million of tax expense on valuation allowance increases primarily related to tax losses in certain jurisdictions where the company believes, based on current facts and circumstances, it will not be able to utilize those losses; and

•	$74 million of tax benefit associated with a reduction in tax rates in Germany.
Cash taxes paid during the second quarter of fiscal year 2008 were $18 million.
Six Months (see Note below regarding combined results of operations)
For the six months ended September 30, 2007, total rolled products shipments increased to 1,504 kt from 1,490 kt for the corresponding period of 2006. For the six-month period, the company incurred a combined pre-tax loss of $134 million on combined net sales of $5,649 million, an improvement of $34 million compared with a pre-tax loss of $168 million on net sales of $5,058 million for the same period of 2006.
The combined pre-tax loss for the first six months of fiscal 2008 includes a number of non-recurring expenses related to the acquisition by Hindalco. These include $45 million of stock compensation expense triggered by the sale of Novelis and $32 million for sale transaction costs, among other items, as the company previously disclosed in its financial results for the first quarter of fiscal year 2008. Excluding the transaction expenses, pre-tax improvement was $111 million compared with the corresponding period of 2006.
For the six months ended September 30, 2007, Novelis incurred a net loss of $138 million, including $4 million of income tax expense. This compares with the corresponding period of 2006 when it incurred a net loss of $96 million. Significant tax items in the first six months of fiscal year 2008 included:
•	$80 million of exchange translation and re-measurement expense;

•	$53 million of valuation allowance increases primarily related to tax losses in certain jurisdictions where the company believes, based on current facts and circumstances, it will not be able to utilize those losses; and

•	$69 million of tax benefit associated with enacted tax rate changes (primarily in Germany).

Cash taxes paid during the first six months of fiscal year 2008 were $39 million.
For further information regarding Novelis’ second quarter and year-to-date results, please review the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on November 9, 2007.
NOTE REGARDING COMBINED RESULTS OF OPERATIONS AND SELECTED FINANCIAL AND OPERATING INFORMATION DUE TO THE ACQUISITION
Under generally accepted accounting principles in the United States of America (GAAP), the condensed consolidated financial statements for the six months ended September 30, 2007, are presented in two distinct periods, as Predecessor and Successor entities are not comparable in all material respects. However, in order to facilitate an understanding of our results of operations for the six months ended September 30, 2007, in comparison with the six months ended September 30, 2006, our Predecessor results and our Successor results are presented and discussed on a combined basis. The combined results of operations are non-GAAP financial measures, do not include any pro-forma assumptions or adjustments and should not be used in isolation or substitution of the Predecessor and Successor results.
Shown below are combining schedules of (1) shipments and (2) our results of operations for periods allocable to the Successor, Predecessor and the combined presentation for the six months ended September 30, 2007:

	May 16, 2007	April 1, 2007	Six Months
	Through	Through	Ended
	September 30,	May 15,	September 30,
	2007	2007	2007

Combined Shipments (kt)(A)	Successor	Predecessor	Combined
Rolled products(B)	1,156	348	1,504
Ingot products(C)	66	15	81

Total shipments	1,222	363	1,585

(A)	One kilotonne (kt) is 1,000 metric tonnes. One metric tonne is equivalent to 2,204.6 pounds.

(B)	Rolled products include tolling (the conversion of customer-owned metal).

(C)	Ingot products include primary ingot in Brazil, foundry products in Korea and Europe, secondary ingot in Europe and other miscellaneous recyclable aluminum.

	May 16, 2007	April 1, 2007	Six Months
	Through	Through	Ended
	September 30,	May 15,	September
	2007	2007	30, 2007

Combined Results of Operations ($ in millions)	Successor	Predecessor	Combined
Net sales	$4,368	$1,281	$5,649

Cost of goods sold (exclusive of depreciation and amortization shown below)	3,991	1,205	5,196
Selling, general and administrative expenses	130	95	225
Depreciation and amortization	155	28	183
Research and development expenses	23	6	29
Interest expense and amortization of debt issuance costs — net	81	26	107
Gain on change in fair value of derivative instruments — net	22	(20)	2
Equity in net (income) loss of non-consolidated affiliates	5	(1)	4
Sale transaction fees	—	32	32
Other expenses — net	4	4	8

	4,411	1,375	5,786

Loss before provision for taxes on loss and minority interests’ share	(43)	(94)	(137)
Provision for taxes on loss	—	4	4

Loss before minority interests’ share	(43)	(98)	(141)
Minority interests’ share	2	1	3

Net loss	$(41)	$(97)	$(138)

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has approximately 12,900 employees and reported revenue of $9.8 billion in 2006. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial and printing markets throughout Asia, Europe, North America and South America. Novelis is a subsidiary of Hindalco Industries Limited, Asia’s largest integrated producer of aluminum and a leading copper producer. Hindalco is the flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information on Novelis, please visit www.novelis.com.
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include those regarding our improved risk management capabilities and our ability to manage volatility. We caution that, by their nature, forward-looking statements involve risk and uncertainty. These statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact Novelis are included under the caption “Risk Factors” in Novelis’ Annual Report on Form 10-K for the year ended December 31, 2006, as amended and filed with the U.S. Securities and Exchange Commission, and are specifically incorporated by reference into this news release.
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Media Contact:
Charles Belbin
+1-404-814-4260 (office)
+1-404-803-2588 (mobile)
charles.belbin@novelis.com

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